Exhibit 10.8

CONSULTANCY SERVICES AGREEMENT

This CONSULTANCY SERVICES AGREEMENT (this “Agreement”) which has come into force as of 29 September 2016 (the “Effective Date”)

BETWEEN:

Forbion Capital Partners Management Services B.V. a private limited liability company having its registered office at Gooimeer 2-35, 1411 DC Naarden, the Netherlands, (“Consultant”), and

The Board of Directors of uniQure N.V., a public limited liability company organized and existing under the laws of the Netherlands, with registered offices at Meibergdreef 61, 1105 BA Amsterdam, the Netherlands (“uniQure”);

WHEREAS:

Consultant has expertise pertaining to science, research, clinical development and the management thereof in the life science business;

uniQure is a diversified human healthcare company engaged in the research, design, development, production, distribution and marketing of therapeutic, diagnostic, genetic and other medical products and services;

uniQure desires to retain the services from Consultant;

Consultant is willing to provide expert services and as coordinated by uniQure’s Contact (“Contact”), to provide consultancy services to uniQure with respect the services as specified in Schedule 1.

IT IS NOW AGREED AS FOLLOWS:

1.                                      Definitions and interpretation

1.1                               In this Agreement the following words and phrases shall have the following meanings unless the context requires otherwise:

1.1.1                     “Affiliate” means any company, partnership or other business entity which Controls, is Controlled by or is under common Control with either Party. For the purposes of this definition “Control” means any of the following: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract

visiting address	postal address	tel +31 (0)20 240 6000
Meibergdreef 63	P.O. Box 22506	fax +31 (0)20 240 6020
1105 BA Amsterdam	1100 DA Amsterdam	info@uniQure.com
The Netherlands	The Netherlands	www.uniQure.com

or otherwise; (ii) ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (iii) status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.1.2                     “Agreement” means this document including any and all schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this document.

1.1.3                     “Business Day” means 9.00 am to 5.00 pm local time on a day other than a Saturday, Sunday, bank or other public holiday in the Netherlands.

1.1.4                     “Competent Authority” means any local or national agency, authority, department, inspectorate, minister, ministry official parliament or public or statutory person (whether autonomous or not) of any government or of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties or over the development or marketing of medicinal products including the European Commission, the Court of First Instance and the European Court of Justice.

1.1.5                     “Confidential Information” means any and all Know How and any information relating to any Party’s business affairs or finances which is received pursuant to this Agreement by uniQure or its Affiliates from Consultant or by Consultant from uniQure in whatever form such Know How or other information may be disclosed and includes Know How within Results in relation to which uniQure will be considered a Disclosing Party and Consultant a Receiving Party notwithstanding that Consultant may have generated or created such Know How.

1.1.6                     “Consultant Agent” means [Sander van Deventer] [such person as may be mutually agreed by uniQure and Consultant from time to time]

1.1.7                     “Disclosing Party” means the Party which discloses confidential information to the other Party.

1.1.8                     “Documents” means analyses, books, CD-ROM, charts, comments, computations, designs, discs, diskettes, files, graphs, ledgers, notebooks, paper, photographs, plans, records, recordings, reports, research notes, tapes and any other graphic or written data or other media on which Know How is permanently stored and other computer information storage means, and advertising and promotional materials of any nature whatsoever including preparatory materials for the same.

1.1.9                     “Know How” means any unpatented technical and any other information which is not in the public domain including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, for example methods for analysis, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), clinical management processes, methods for medical treatment, processes (including manufacturing processes, specifications and techniques and diagnostic techniques and algorithms), laboratory records and reports, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to (whether or not actually submitted) and information from ethical committees, scientific committees and regulatory and other authorities (and preparatory documents). Know How includes Documents containing Know How and includes any rights including copyright, database or design rights protecting such Know How.

1.1.10              “Legal Requirement” means any present or future law, regulation, directive, instruction, direction or rule of any Competent Authority or regulatory authority including any amendment, extension or replacement thereof which is from time to time in force.

1.1.11              “Parties” means uniQure and the Consultant and “Party” means either of uniQure or the Consultant.

1.1.12              “Patent Rights” means all patents and patent applications and any patents issuing therefrom, and any reissues, extensions, registrations, continuations, divisions, continuations-in-part, reexaminations, substitutions or renewals thereof, and supplementary protection certificates based thereon.

1.1.13              “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organisation, including a government or political subdivision, department or agency of a government.

1.1.14              “Receiving Party” means the Party which receives Confidential Information from the other Party.

1.1.15              “Results” means (i) any and all Know How generated, conceived or otherwise arising pursuant to the performance of the Services, and (ii) any and all Patent Rights claiming, covering or otherwise based on inventions forming part of or comprised in (i) above.

1.1.16              “Consultant Services” or “Services” means the program of activities to be performed by the Consultant as set out in Schedule 1, as amended from time to time by agreement between the Parties.

2.                                      Consultant Services.

2.1                               uniQure hereby engages Consultant to provide Consultant Services (as defined in Schedule 1) for uniQure and its Affiliates. uniQure agrees that Consultant Agent shall provide the Consultant Services on Consultant’s behalf. Consultant will use its best efforts to ensure that Consultant Agent will perform and provide the Consultant Services in the time frame set out in Schedule 1 and/or at uniQure’s request.

2.2                               Consultant agrees to use reasonable efforts to make the Consultant Agent available to provide Consultant Services during the term of this Agreement as requested by uniQure and as set out in Schedule 1.

2.3                               In the performance of the Consultant Services, the Consultant shall, and Consultant agrees to use its best efforts to ensure that Consultant Agent shall, comply with all professional standards and guidelines and all applicable laws, rules and regulations of any government or governmental body having jurisdiction.

3.                                      Compensation for Services.

3.1                               Consultant Services: uniQure shall pay Consultant a fee for the Consultant Services provided by Consultant Agent as set forth in the attached Fee Schedule (Schedule 2). uniQure shall remit payment of the fee to the Consultant after the end of each month, or as otherwise provided for in Schedule 2, within 30 days of presentation of the Consultant’s relevant invoice.

3.2                               uniQure shall pay for Consultant Agent’s documented reasonable traveling expenses, including reasonable lodging and meal expenses, relating directly to the performance of the Consultant Services, as per Schedule 2. uniQure shall not pay for upgrades or for any travel or subsistence expenses for spouses or non-Consultant travel companions. Travel and accommodations shall be booked through uniQure’s Contact/preferred travel vendor unless agreed otherwise between Contact and Consultant prior to each travel occasion.

3.3                               Save for where the payment of Value Added Tax is properly chargeable on the fees paid by uniQure to the Consultant under Schedule 2, the Consultant shall be solely responsible for payment of all taxes, contributions or any other mandatory charges which, as a result of Consultant Services, may or are imposed on Consultant. The Consultant warrants that he will make orderly payments of his tax liabilities for the remuneration received from uniQure under this Agreement. The Consultant hereby undertakes and guarantees to indemnify and hold uniQure harmless from any and all related claims.

4.                                      Independent Contractor Status.

4.1                               It is understood and agreed between the parties that during the period Consultant renders Consultant Services hereunder, all of its and Consultant Agent’s activities shall be undertaken and performed as an independent contractor and not an employee of uniQure for purposes of the activities performed under this Agreement, which shall be considered as a commission agreement. Consultant, or its representatives, shall not in any way represent itself to be an employee, partner, joint venture, agent or officer of or with uniQure.

4.2                               Consultant will be solely and unconditionally responsible for any and all taxes, social security or other applicable withholding and other self-employment tax obligations with respect to payments made to Consultant under this Agreement and for maintaining adequate workers’ compensation insurance coverage in any relevant jurisdiction.

5.                                      Assignment and Subcontracting.

Consultant may not assign this Agreement or subcontract its obligations hereunder to another person or entity without the express prior written permission of uniQure. uniQure may assign this Agreement to an Affiliate. .

6.                                      Term and Termination.

6.1                               Term. Unless earlier terminated, the term of this Agreement shall commence on the Effective Date and shall continue until 28 February 2017, unless sooner terminated in accordance with the provision of this Section 6.

6.2                               Termination. Either Party may terminate this Agreement without cause upon five (5) days written notice.

6.3                               Effect of Termination. Upon termination of this Agreement, neither the Consultant nor uniQure shall have any further obligations under this Agreement, except that any liabilities accrued through the date of termination and Sections 7, 9 and 10 shall survive termination.

6.4                               Consultant and uniQure Contact will discuss extension of Services and if mutually agreed will sign such extension to the Consultant Services Agreement prior to 1 February 2017.

6.5                               This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them and/or between uniQure and Consultant relating to the subject matter of this Agreement provided that this does not remove any right of action by either Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

7.                                      Non-disclosure.

Unless otherwise agreed in this Agreement (including its amendments), Consultant shall not (and shall use best efforts to ensure that Consultant Agent does not) disclose any information, written or oral, relating to this Agreement, to any amendment hereto, or to the performance hereunder to any third party without uniQure’s express prior written consent, however that no such consent shall be required when such disclosure is prescribed by applicable law.

8.                                      Warranties and Conflicting Obligations.

8.1                               Consultant hereby warrants, represents, undertakes and agrees that as at the date of the Agreement:

8.1.2                     Consultant is free to enter into this Agreement which will upon its due execution constitute legal and binding obligations upon it enforceable against Consultant in accordance with its terms.

8.1.3                     Consultant is under no obligation to any third party which would prevent Consultant from carrying out Consultant’s duties and obligations under this Agreement or which is inconsistent with the provisions contained herein.

9.                                      Confidentiality.

9.1                               uniQure and Consultant have agreed that Confidential Information may be exchanged between the parties, and to keep any such information secret and confidential.

9.2                               Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, each Receiving Party in possession of Confidential Information shall maintain such Confidential Information as confidential and use it only for the purposes of this Agreement in accordance with this Section 9. This obligation shall survive expiration or termination of this Agreement, so long as the exceptions set out below in the next subsequent paragraph do not apply to the relevant Confidential Information. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential, proprietary information of like importance, but in any event no less than reasonable care. Notwithstanding the foregoing, the Receiving Party shall be relieved of the confidentiality and limited use obligations of this Agreement to the extent that the Receiving Party establishes by written evidence that:

9.2.1                     the Confidential Information was previously known to the Receiving Party from sources other than the Disclosing Party at the time of disclosure and other than under an obligation of confidentiality;

9.2.2                     the Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure;

9.2.3                     the Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement;

9.2.4                     the Confidential Information is acquired in good faith in the future by the Receiving Party from a Third Party who has a lawful right to disclose such information and who is not under an obligation of confidence to the Disclosing Party with respect to such information; or

9.2.5                     the Confidential Information is subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information.

9.3                               Notwithstanding the above obligations of confidentiality and non-use a Receiving Party may:

9.3.1                     where the Receiving Party is uniQure, disclose Confidential Information to a Competent Authority as reasonably necessary to obtain approval to market and sell its pharmaceutical products in a particular jurisdiction to the extent consistent with the licenses granted under terms of this Agreement; and

9.3.2                     disclose Confidential Information: (i) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (ii) to the extent such disclosure is required to comply with a Legal Requirement, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g., the rules of the United States Securities and Exchange Commission, NASDAQ, NYSE, UKLA, EURONEXT or any other stock exchange on which securities issued by either Party may be listed); provided, to the extent possible such Receiving Party shall provide the Disclosing Party with a copy of the proposed text of such statements or disclosure at least five (5) Business Days in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, unless a shorter review time is agreed;

9.3.3                     where the Receiving Party is uniQure, disclose Confidential Information by filing or prosecuting Patent Rights, the filing or prosecution of which is contemplated by this Agreement, without violating the above secrecy provision; and

9.3.4                     disclose Confidential Information to such Receiving Party’s employees, Affiliates, contractors (including clinical researchers), distributors, licensee’s, agents, consultants, as such Receiving Party reasonably determines is necessary to receive the benefit of any rights granted or available to it under this Agreement or to fulfill its obligations pursuant to this Agreement provided, however, any such persons must be obligated to substantially the same extent as set forth in this Section 9 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement.

9.4                               The Consultant understands that uniQure may have certain reporting obligations under the U.S. Physician Payments Sunshine Act and various state laws with respect to the transparency and disclosure of the Consultant’s compensation and expenses for the Services provided pursuant to this agreement. The Consultant acknowledges and agrees that uniQure may disclose such information as uniQure, in its own judgment, determines to be necessary to comply with these transparency and disclosure requirements. uniQure will not publish or provide financial information relating to Services provided by uniQure to third parties without the Consultant’s prior consent, unless such publication or provision is necessary to comply with Legal Requirements.

10.                               Intellectual Property

10.1                        Consultant agrees that all Know How, Patent Rights and Results developed hereunder, if any, shall be the property of uniQure.

10.2                        Consultant hereby assigns with full title guarantee to uniQure all property, right, title and interest in and to any Know How, Patent Rights and/or Results.

10.3                        The Consultant shall not use nor permit the use of the Results for any purpose whatsoever other than the conduct of the Services provided always that this restriction shall cease to apply to any Know How within Results which is no longer subject to the confidentiality obligations pursuant to Section 9.

10.4                        In addition to the other obligations hereunder the Consultant shall (and shall use best efforts to ensure that Consultant Agent shall) at the request and cost of uniQure:

10.4.1              execute all such documents and do all such acts as may be reasonably necessary to vest Results in the name of uniQure;

10.4.2              at any time execute any further documents and carry out any acts and do all such further things reasonably required to give effect to this Agreement.

10.7                        The Consultant hereby irrevocably appoints uniQure to be the attorney or agent of Consultant in its name and on its behalf to do all such acts and things and to sign all deeds and documents as may be necessary in order to give uniQure the full benefit of the provisions of this Agreement.

13.                               Notices.

Any notice required or permitted under this Agreement shall be in writing delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to the other party at its address indicated in the first paragraph of this Agreement, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee, except that any notices or communications pursuant to Section 2.1 or Schedule 1 may be transmitted by electronic mail (email).

14.                               Governing Law.

This Agreement shall be governed by the laws of the Netherlands, without giving effect to the conflict or choice of law provisions thereof. All disputes between the Parties arising under, out of or relating to this Agreement or arising out of the circumstances and relationships contemplated by this Agreement shall be subject to the non-exclusive jurisdiction of the Dutch Courts.

15.                               Waiver

15.1                        Save as expressly provided in this Agreement neither Party shall be deemed to have waived any of its rights or remedies whatsoever provided by law or under this Agreement unless the waiver is made in writing, signed by a duly authorized representative of that Party and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated any waiver shall be effective only in the instance and for the purpose for which it is given.

15.2                        No delay or failure of any Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies. No single or partial exercise or enforcement of any right or remedy by any Party shall preclude or impair any other exercise or enforcement of that right or remedy by that Party.

16.                               Survivability.

Should any part, term or provision of this Agreement or any attachment, schedule or document related to this Agreement be held by a court of law, competent authority or self regulatory committee to be void, invalid, or unenforceable, the validity of this Agreement as a whole shall not be affected or impaired thereby. Parties shall negotiate on a provision that comes closest to the desired purpose.

17.                               Miscellaneous

This Agreement may be executed in any number of counterparts, each of which when executed and delivered by facsimile, electronic transmission or by mail delivery is an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF the Parties have executed this document the day and year first above written.

Signed for and on behalf of the Board of Directors of uniQure N.V.

/s/ Philip Astley-Sparke
By: Philip Astley-Sparke
Title: Chairman
Date:	30 September 2016

Signed for and on behalf of Forbion Capital Partners Management Services B.V.

By:
Title:
Date:

Schedule 1 - Overview of CONSULTANT Services:

Consult on and assist in guiding the Research portfolio of uniQure and to that extent support the Chief Science Officer.

Consult on and assist in guiding the Clinical programs of uniQure and to that extent support the Chief Medical Officer.

uniQure’s contact will be such person as may be designated from time to time by the Chief Executive Officer of uniQure N.V.

SCHEDULE 2. OVERVIEW OF FEE, PAYMENT, TRAVEL AND INCIDENTALS

Fee Schedule:

•                  € 2,500 = per day of provision of Consultant Services.

•                  € 0.19 per kilometer travel compensation with a maximum of 75 km per direction.

•                  A minimum number of two days per week will be spent by Consultant Agent on the Services as outlined in Schedule 1.

•                  No later than 10 working days from the end of each calendar month Consultant may submit a signed and dated overview demonstrating that the hours that have been spent on services the previous month, that have been agreed between Consultant and Contact to be performed.

•                  The total amount due for Consultant Services (hereunder or pursuant to any other agreements between the parties) shall in no event exceed US$120,000 (approximately €105,000) during any 12 month period.

•                  Invoices may be sent to finance@uniqure.com.

Consultant Travel/Transportation/Accommodations:

1.                                      Air/Train Reservations: Consultant is required to arrange all necessary airline, train, and hotel reservations through uniQure’s Contact within the uniQure’s Travel Policy. Consultant is urged to confirm his travel arrangements to the travel agency/Contact as early as possible upon receiving the final itinerary and program scheduling. Airline/train tickets will be booked as “nonrefundable,” to ensure the lowest available fare. All tickets will be booked at coach class, and all upgrades are at Consultant’s expense. For airline travel in excess of six hours, business class will be provided. When possible, electronic tickets will be booked. In the event that a meeting Consultant was due to attend is canceled in which paper tickets have been utilized, Consultant must promptly return all unused tickets to uniQure’s travel agency via overnight services.

If Consultant is combining travel to and from a meeting where Services will be rendered with other business-related or personal travel, uniQure’s travel agency will only prepay tickets for the appropriate portions of the itinerary.

2.                                      Hotel: Hotel reservations will be arranged by Contact/ uniQure’s travel agency and if possible prepaid by uniQure on Consultant’s behalf. Consultant will be reimbursed for any reasonable incidental expenses. Any travel companion related expenses shall be paid by Consultant. All upgrades are at Consultant’s sole expense.

3.                                      Ground Transportation: To the extent possible, uniQure shall arrange for ground transportation and arrange for prepayment of such arrangements. In the event that uniQure does not provide ground transportation, Consultant will be reimbursed as follows:

•                  Taxis: Full fare plus tip, signed receipts required

•                  Rental Car: Use of a rental car should be avoided but will be reimbursed if it is the only available option and full documentation is received.

4.                                      Driving: If Consultant chooses to drive his or her own car to a meeting to render Services, Consultant will be reimbursed in accordance with uniQure’s policy.

Consultant Incidental Expenses:

All reasonable incidental expenses related to the delivery of the Consultant Services will be reimbursed.

How to Report Expenses: In accordance with uniQure requirements, original, itemized receipts must substantiate all business travel-related/incidental expenses. Receipts should include the cost, date/time, and location at which a service was rendered/a purchase made. Expenses must be received within sixty (60) days of the day at which related costs were incurred or they will not be reimbursed.